Exhibit 99.1

        JACKSONVILLE BANCORP, INC. ISSUES $3M TRUST PREFERRED SECURITIES

    JACKSONVILLE, Fla., Dec. 21 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) announced the private placement of $3 million in floating rate trust preferred securities through a newly formed Delaware statutory trust.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )

    The securities qualify as Tier 1 capital for bank regulatory purposes and have a maturity of 30 years. The holders are entitled to receive cumulative cash distributions on a quarterly basis at a variable annual rate.

    Jacksonville Bancorp intends to use the proceeds from the sale of the securities to fund future growth.

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

SOURCE  Jacksonville Bancorp, Inc.
    -0-                             12/21/2006
    /CONTACT: Valerie Kendall, Chief Financial Officer of Jacksonville Bancorp, Inc., +1-904-421-3051 /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.jaxbank.com/
    (JAXB)